Exhibit 99.1
NEWS RELEASE

Contact	Will McDowell, Investor Relations – (215) 761-4198
Matt Asensio, Media Relations – (860) 226-2599

CIGNA REPORTS STRONG THIRD QUARTER 2015 RESULTS, RAISES OUTLOOK

o	Consolidated revenues increased 7% to $9.4 billion in the third quarter

o	Adjusted income from operations1 was $593 million, or $2.28 per share, with per share growth of 11% over third quarter 2014

o	Shareholders’ net income for the third quarter was $547 million, or $2.10 per share

o	Projected adjusted income from operations1,2 for 2015 is now estimated to be in the range of $2.19 billion to $2.24 billion, or $8.40 to $8.60 per share3

BLOOMFIELD, CT, November 6, 2015 – Cigna Corporation (NYSE: CI) today reported third quarter 2015 results with strong revenue and earnings contributions across the Company’s diversified portfolio of businesses driven by the continued effective execution of our strategy.  Consolidated revenues in the quarter were $9.4 billion, an increase of 7% over third quarter 2014.

Cigna's adjusted income from operations1 for the third quarter of 2015 was $593 million, or $2.28 per share, compared to $548 million, or $2.06 per share, for the third quarter of 2014.  Results reflect strong revenue growth, continued favorable medical and operating costs in the Global Healthcare segment, as well as improvement in disability and life claims experience in the Group Disability and Life segment.

Cigna also reported shareholders’ net income of $547 million, or $2.10 per share, for the third quarter of 2015, compared to $534 million, or $2.01 per share, for third quarter of 2014.  Shareholders’ net income for the third quarter of 2015 included a special item1, which was a charge of $29 million after-tax, or $0.11 per share, for transaction costs related to Cigna’s proposed merger with Anthem.

“Cigna’s third quarter results demonstrate the ongoing value we deliver to our customers and clients,” said David M. Cordani, President and Chief Executive Officer.  “The effective execution of our focused strategy to provide affordable, personalized solutions is reflected in our increased outlook for 2015 and gives us the momentum to drive continued growth in 2016.”

Cigna expects to grow revenue, adjusted income from operations1, and adjusted income from operations on a per share basis1,3 in 2016.  The outlook for 2016 earnings reflects continued strong performance in our ongoing businesses, including growth in medical customers and specialty relationships, increased operating expense efficiencies, and margin improvement in our Medicare Advantage business.  We expect those dynamics to be partially offset by foreign exchange pressure in our Global Supplemental Benefits business, increased spending for strategic initiatives, and the absence of prior year development in our forecast.

Expected revenue growth in 2016 reflects overall customer growth, with some offset from an expected reduction in Individual and Medicare Part D customers in 2016, as well as foreign exchange pressure in our Global Supplemental Benefits business.

CONSOLIDATED HIGHLIGHTS

The following table includes highlights of results and a reconciliation of adjusted income from operations1 to shareholders’ net income:

Consolidated Financial Results (dollars in millions, customers in thousands):
	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015

Consolidated Revenues	$9,389	$8,757	$9,492	$28,348

Consolidated Earnings, net of taxes
Adjusted income from operations1	$593	$548	$664	$1,770
Net realized investment gains	7	15	13	68
Amortization of other acquired intangible assets	(24)	(29)	(24)	(76)
Special items1	(29)	-	(65)	(94)
Shareholders' net income	$547	$534	$588	$1,668

Adjusted income from operations1, per share	$2.28	$2.06	$2.55	$6.79
Shareholders' net income, per share	$2.10	$2.01	$2.26	$6.40

	As of the Periods Ended
	September 30,		June 30,	December 31,
	2015	2014	2015	2014

Global Medical Customers	14,849	14,346	14,771	14,456

•	Cash and short term investments at the parent company were approximately $980 million at September 30, 2015 and approximately $400 million at December 31, 2014.

•	Year to date, as of November 5, 2015, the Company repurchased approximately 4.3 million shares of stock for approximately $515 million.

•
After considering all sources and uses of cash for the remainder of 2015, the Company now expects to have approximately $1.4 billion available for capital deployment in addition to $250 million held at the parent for liquidity purposes, an increase of approximately $100 million over previous expectations.

HIGHLIGHTS OF SEGMENT RESULTS

See Exhibit 2 for a reconciliation of adjusted income (loss) from operations1 to shareholders’ net income.

Global Health Care

This segment includes Cigna’s Commercial and Government businesses that deliver medical and specialty health care products and services to domestic and multi-national clients and customers using guaranteed cost, retrospectively experience-rated and administrative services only (“ASO”) funding arrangements.  Specialty health care includes behavioral, dental, disease and medical management, stop loss and pharmacy-related products and services.

Financial Results (dollars in millions, customers in thousands):
				Nine Months
	Three Months Ended			Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015

Premiums and Fees	$6,619	$6,109	$6,734	$20,082
Adjusted Income from Operations1	$482	$460	$528	$1,454
Adjusted Margin, After-Tax5	6.5%	6.7%	7.0%	6.5%

	As of the Periods Ended
	September 30,		June 30,	December 31,
Customers:	2015	2014	2015	2014
Commercial	14,291	13,832	14,215	13,938
Government	558	514	556	518
Medical	14,849	14,346	14,771	14,456

Behavioral Care	24,591	23,494	24,164	23,853
Dental4	13,872	13,546	13,818	13,571
Pharmacy	7,980	7,445	7,905	7,542
Medicare Part D	1,472	1,194	1,458	1,188

•	Global Health Care results were strong in both our Commercial employer and Government businesses this quarter.

•
Third quarter 2015 premiums and fees increased 8% relative to third quarter 2014, driven by customer growth, particularly in our Government businesses, specialty contributions including our Stop loss and Dental businesses, and rate actions in our Commercial employer group business.  The decline in third quarter 2015 premiums and fees relative to second quarter 2015 is primarily driven by the seasonal impact of Medicare Part D risk corridor adjustments.

•
The third quarter 2015 medical customer base totaled 14.8 million, representing growth of approximately 400,000 on a year to date basis, including growth in our Regional, International, Select and Medicare businesses.

•
Third quarter 2015 adjusted income from operations1 reflect consistent strong performance in our Commercial and Government businesses, including favorable specialty and medical cost results, as well as operating expense efficiency.

•
Adjusted income from operations1 for third quarter 2015, third quarter 2014, and second quarter 2015 include favorable prior year reserve development on an after-tax basis of approximately $13 million, $7 million and $19 million respectively.  Total prior period reserve development, inclusive of in year development, was relatively consistent for each of the respective time periods.

•
On a year to date basis, Cigna has recorded receivables of approximately $195 million, after-tax related to 2015 risk mitigation programs with approximately 40% of the total related to reinsurance and the remainder split fairly evenly between risk adjustment and risk corridor.

•
The Total Commercial medical care ratio of 79.3% in third quarter 2015 reflects the ongoing strong performance of our Commercial employer business. The increase in the MCR in the quarter relative to third quarter 2014 was primarily due to higher claims in our U.S. Individual business.

•
The Total Government medical care ratio of 83.6% in the third quarter 2015 reflects ongoing strong performance in our Medicare Advantage business and continued pressure, as expected, in our Medicare Part D business.

•
Year-to-date medical cost trend for our total U.S. Commercial book of business reflects continued favorable medical costs, physician engagement and low utilization trend.  We continue to expect full year medical cost trend in the range of 5% to 6%.

•	The reduction in the third quarter 2015 Global Healthcare operating expense ratio to 20.8% was due to ongoing efficiency gains.

•	Global Health Care net medical costs payable6 was approximately $2.23 billion at September 30, 2015 and $1.93 billion at December 31, 2014.

Global Supplemental Benefits

This segment includes Cigna’s global individual supplemental health, life and accident insurance business, primarily in Asia, and Medicare supplement coverage in the United States.

Financial Results (dollars in millions, policies in thousands):
				Nine Months
	Three Months Ended			Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015

Premiums and Fees7	$761	$743	$749	$2,245
Adjusted Income from Operations1	$62	$86	$77	$208
Adjusted Margin, After-Tax5	7.8%	11.1%	9.8%	8.9%

	As of the Periods Ended
	September 30,		June 30,	December 31,
	2015	2014	2015	2014

Policies7	12,808	12,324	12,762	12,342

•
Global Supplemental Benefits delivered attractive growth and profitability in third quarter 2015 on a currency adjusted basis as we continue to target individual consumers with affordable and personalized solutions on a direct basis.

•
Excluding the impact of foreign currency movements, third quarter 2015 premiums and fees grew 14% relative to third quarter 2014, reflecting ongoing customer growth in Cigna's target markets and strong retention.

•	Third quarter 2014 adjusted income from operations1 and adjusted margin, after-tax5 included the net favorable impact of non-recurring tax items totaling $21 million.

•
Third quarter 2015 adjusted income from operations1 and adjusted margin, after-tax5 reflect favorable claims experience in Korea as well as higher operating expenses and the impact of foreign currency movements.

•	Foreign currency movements have adversely impacted year to date 2015 adjusted income from operations1 by approximately $23 million after-tax8.

Group Disability and Life

This segment includes Cigna’s group disability, life and accident insurance operations.

Financial Results (dollars in millions):
				Nine Months
	Three Months Ended			Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015

Premiums and Fees	$980	$909	$978	$2,934
Adjusted Income from Operations1	$84	$55	$106	$241
Adjusted Margin, After-Tax5	7.9%	5.6%	10.0%	7.6%

•	Group Disability and Life overall results were strong in third quarter 2015 driven by our differentiated productivity and return to work programs.

•	Third quarter 2015 premiums and fees grew 8% relative to third quarter 2014, driven by business growth across the disability, life and accident product lines.

•	Adjusted income from operations1 and adjusted margin, after-tax5 for the third quarter 2015 reflect an improvement in claims experience in our disability and life businesses.

•
Third quarter 2015 and second quarter 2015 adjusted income from operations1 and adjusted margin, after-tax5 include the favorable after-tax impact related to reserve studies of $11 million and $37 million, respectively.

Corporate & Other Operations

Adjusted income (loss) from operations1 for Cigna's remaining operations is presented below:

Financial Results (dollars in millions):
	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015

Corporate & Other Operations	$(35)	$(53)	$(47)	$(133)

•
Third quarter 2015 adjusted income from operations1 benefited from lower corporate expenses while third quarter 2014 adjusted income from operations1 was impacted by unfavorable tax related items totaling $12 million after-tax.

2015 OUTLOOK

Cigna's outlook for full year 2015 consolidated adjusted income from operations1,2 is in the range of $2.19 billion to $2.24 billion, or $8.40 to $8.60 per share, an increase of $0.05 per share at the midpoint.

Cigna's outlook for fourth quarter 2015 consolidated adjusted income from operations1,2 is in the range of $420 million to $470 million, or $1.61 to $1.81 per share.  The sequential decline in earnings is impacted by the normal seasonal claims pattern from high deductible plans and a projected increase in spending on strategic investments for growth, partially offset by the impact of the seasonal Medicare Part D annual earnings pattern.

Cigna’s outlook for both full year 2015 and fourth quarter 2015 excludes the impact of additional prior year reserve development or the potential effects of future capital deployment.3

(dollars in millions, except where noted and per share amounts)	Full-Year Ending
December 31, 2015

Projected Adjusted Income (Loss) from Operations1,2
Global Health Care	$1,810 to 1,840
Global Supplemental Benefits	$245 to 255
Group Disability and Life	$320 to 330
Ongoing Businesses	$2,375 to 2,425

Corporate & Other Operations	$(185)
Consolidated Projected Adjusted Income from Operations1,2	$2,190 to 2,240

Consolidated Projected Adjusted Income from Operations, per share1,2,3	$8.40 to 8.60

2015 Projected Operating Metrics and Ratios Outlook
Consolidated Revenue Growth	Approximately 9%

Full Year Total Commercial Medical Care Ratio9	77.5% to 78.5%*
Full Year Total Government Medical Care Ratio9	84.5% to 85.5%
Full Year Global Health Care Operating Expense Ratio9	Approximately 21.5%
Global Medical Customer Growth10	Approximately 3%

*Cigna expects the full year Total Commercial medical care ratio to be at the high end of the range, primarily driven by higher medical costs in our Individual business.

The foregoing statements represent the Company’s current estimates of Cigna's 2015 and 2016 consolidated and segment adjusted income from operations1,2 and other key metrics as of the date of this release.  Actual results may differ materially depending on a number of factors.  Investors are urged to read the Cautionary Note Regarding Forward-Looking Statements included in this release.  Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Financial Supplement are available on Cigna’s website in the Investor Relations section (http://www.cigna.com/aboutcigna/investors).

Notes:

1.
Effective January 1, 2015, adjusted income (loss) from operations is defined as shareholders’ net income (loss) excluding the following after-tax adjustments: net realized investment results, amortization of other acquired intangible assets and special items.  Prior year amounts have been adjusted for the exclusion of amortization of other acquired intangible assets.  Special items are identified in Exhibit 2 of this earnings release.

Adjusted income (loss) from operations is a measure of profitability used by Cigna’s management because it presents the underlying results of operations of Cigna’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income.  This consolidated measure is not determined in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measure, shareholders’ net income. See Exhibit 2 for a reconciliation of adjusted income from operations to shareholders’ net income.

2.
Management is unable to provide a forward-looking reconciliation of adjusted income (loss) from operations to shareholders’ net income for full year 2015 because future net realized investment results, amortization of other acquired intangible assets and additional special items cannot be identified or reasonably estimated at this time.

3.	The Company’s outlook excludes the potential effects of any share repurchases or business combinations that may occur after the date of this earnings release.

4.	Prior period dental customers have been revised to conform to current presentation.

5.	Adjusted margin, after-tax, is calculated by dividing adjusted income (loss) from operations by operating revenues for each segment.

6.
Global Health Care medical costs payable are presented net of reinsurance and other recoverables.  The gross Global Health Care medical costs payable balance was $2.46 billion as of September 30, 2015 and $2.18 billion as of December 31, 2014.

7.
Cigna owns a 50% noncontrolling interest in its China joint venture.  Cigna's 50% share of the joint venture’s earnings is reported in Other Revenues using the equity method of accounting under GAAP.  As such, the premiums and fees and policy counts for the Global Supplemental Benefits segment do not include the China joint venture.

8.	Impact of foreign currency movements was determined by applying actual 2015 currency exchange rates to results for the 9 months ended September 30, 2014.

9.	Operating ratios are defined as follows:
•
Total Commercial medical care ratio represents medical costs as a percentage of premiums for all commercial risk products, including medical, pharmacy, dental, stop loss and behavioral products provided through guaranteed cost or experience-rated funding arrangements in both the United States and internationally.

•	Total Government medical care ratio represents medical costs as a percentage of premiums for Medicare Advantage, Medicare Part D, and Medicaid products.
•	Global Health Care Operating Expense Ratio represents operating expenses excluding acquisition related amortization expense as a percentage of operating revenue in the Global Health Care segment.

10.
Global medical customers include individuals who meet any one of the following criteria: are covered under a medical insurance policy, managed care arrangement, or service agreement issued by Cigna; have access to Cigna's provider network for covered services under their medical plan; or have medical claims and services that are administered by Cigna.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on Cigna's current expectations and projections about future trends, events and uncertainties.  These statements are not historical facts.  Forward-looking statements may include, among others, statements concerning our projected adjusted income (loss) from operations outlook for 2015, on both a consolidated and segment basis; projected consolidated revenue growth and global medical customer growth, each over year end 2014; our expectations to grow revenue, consolidated adjusted income from operations and consolidated adjusted income from operations on a per share basis in 2016; projected medical care and operating expense ratios and medical cost trends; future financial or operating performance, including our ability to deliver personalized and innovative solutions for our customers and clients and future growth, business strategy, strategic or operational initiatives; economic, regulatory or competitive environments, particularly with respect to the pace and extent of change in these areas; financing or capital deployment plans as well as cash available for capital deployment; our prospects for growth in the coming years; statements regarding the proposed merger between Cigna and Anthem, Inc. (Anthem); and other statements regarding Cigna’s and Anthem’s future beliefs, expectations, plans intentions, financial condition or performance.  You may identify forward-looking statements by the use of words such as “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “may,” “should,” “will” or other words or expressions of similar meaning, although not all forward-looking statements contain such terms.

Forward-looking statements are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied in forward-looking statements.  Such risks and uncertainties include, but are not limited to: our ability to achieve our financial, strategic and operational plans or initiatives; our ability to predict and manage medical costs and price effectively and develop and maintain good relationships with physicians, hospitals and other health care providers; our ability to identify potential strategic acquisitions or transactions and realize the expected benefits of such transactions; the substantial level of government regulation over our business and the potential effects of new laws or regulations, or changes in existing laws or regulations; the outcome of litigation, regulatory audits, investigations and actions and/or guaranty fund assessments; uncertainties surrounding participation in government-sponsored programs such as Medicare; the effectiveness and security of our information technology and other business systems; and unfavorable industry, economic or political conditions, including foreign currency movements; the timing and likelihood of completion of the proposed merger, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals for the proposed merger that could reduce anticipated benefits or cause the parties to abandon the transaction; the possibility that Cigna or Anthem shareholders may not approve the proposed merger; the possibility that the expected synergies and value creation from the proposed merger will not be realized or will not be realized within the expected time period; the risk that the businesses of Cigna and Anthem will not be integrated successfully; disruption from the proposed merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; the possibility that the proposed merger does not close, including due to the failure to satisfy the closing conditions; the risk that financing for the proposed merger may not be available on favorable terms, as well as more specific risks and uncertainties discussed in our most recent report on Form 10-K and subsequent reports on Forms 10-Q and 8-K available on the Investor Relations section of www.cigna.com as well as on Anthem’s most recent report on Form 10-K and subsequent reports on Forms 10-Q and 8-K available on the Investor Relations section of www.antheminc.com.   You should not place undue reliance on forward-looking statements, which speak only as of the date they are made, are not guarantees of future performance or results, and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify.  Cigna undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

Exhibit 1

CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

REVENUES

Premiums	$7,347	$6,832	$22,181	$20,308
Fees	1,038	961	3,161	2,859
Net investment income	285	292	858	863
Mail order pharmacy revenues	643	583	1,846	1,625
Other revenues	66	66	198	201
Total operating revenues	9,379	8,734	28,244	25,856
Net realized investment gains	10	23	104	130

Total	$9,389	$8,757	$28,348	$25,986

ADJUSTED INCOME (LOSS) FROM OPERATIONS (1)

Global Health Care	$482	$460	$1,454	$1,355
Global Supplemental Benefits	62	86	208	207
Group Disability and Life	84	55	241	232
Ongoing Operations	628	601	1,903	1,794
Corporate and Other	(35)	(53)	(133)	(154)

Total	$593	$548	$1,770	$1,640

After-tax adjustments to reconcile to shareholders' net income:
Realized investment gains	7	15	68	85
Amortization of other acquired intangible assets	(24)	(29)	(76)	(90)
Special items	(29)	-	(94)	-

Shareholders' net income (loss)	$547	$534	$1,668	$1,635

DILUTED EARNINGS PER SHARE

Adjusted income (loss) from operations (1)	$2.28	$2.06	$6.79	$6.07
After-tax adjustments to reconcile to shareholders' net income:
Realized investment gains	0.02	0.06	0.26	0.31
Amortization of other acquired intangible assets	(0.09)	(0.11)	(0.29)	(0.33)
Special items	(0.11)	-	(0.36)	-
Shareholders' net income	$2.10	$2.01	$6.40	$6.05
Weighted average shares (in thousands)	260,519	265,891	260,617	270,061
Common shares outstanding (in thousands)			257,592	262,805

SHAREHOLDERS EQUITY at September 30			$11,774	$11,157

SHAREHOLDERS' EQUITY PER SHARE at September 30			$45.71	$42.45

(1) Adjusted income (loss) from operations is defined as shareholders' net income (loss) excluding the following after-tax adjustments: realized investment results; amortization of other acquired intangible assets; and special items (identified and quantified on Exhibit 2).

Exhibit 2

CIGNA CORPORATION
RECONCILIATION OF ADJUSTED INCOME (LOSS) FROM OPERATIONS TO SHAREHOLDERS' NET INCOME
(Dollars in millions, except per share amounts)

	Diluted Earnings						Global
	Per Share			Consolidated			Health Care

Three Months Ended September 30,	3Q15	3Q14	2Q15	3Q15	3Q14	2Q15	3Q15	3Q14	2Q15

Adjusted income (loss) from operations	$2.28	$2.06	$2.55	$593	$548	$664	$482	$460	$528
After-tax adjustments to reconcile to shareholders' net income:
Realized investment gains (losses)	0.02	0.06	0.05	7	15	13	14	11	4
Amortization of other acquired intangible assets	(0.09)	(0.11)	(0.09)	(24)	(29)	(24)	(21)	(26)	(20)
Special items:
Debt extinguishment costs	-	-	(0.25)	-	-	(65)	-	-	-
Merger-related transaction costs	(0.11)	-	-	(29)	-	-	-	-	-

Shareholders' net income (loss)	$2.10	$2.01	$2.26	$547	$534	$588	$475	$445	$512
Weighted average shares (in thousands)	260,519	265,891	260,097

Special items, pre-tax:
Debt extinguishment costs	$-	$-	$(100)	$-	$-	$-
Merger-related transaction costs	(35)	-	-	-	-	-
Total	$(35)	$-	$(100)	$-	$-	$-

	Diluted Earnings				Global
	Per Share		Consolidated		Health Care

Nine Months Ended September 30,	2015	2014	2015	2014	2015	2014

Adjusted income (loss) from operations	$6.79	$6.07	$1,770	$1,640	$1,454	$1,355
After-tax adjustments to reconcile to shareholders' net income:
Realized investment gains (losses)	0.26	0.31	68	85	50	40
Amortization of other acquired intangible assets	(0.29)	(0.33)	(76)	(90)	(64)	(80)
Special items:
Debt extinguishment costs	(0.25)	-	(65)	-	-	-
Merger-related transaction costs	(0.11)	-	(29)	-	-	-

Shareholders' net income (loss)	$6.40	$6.05	$1,668	$1,635	$1,440	$1,315

Weighted average shares (in thousands)	260,617	270,061

Common shares outstanding as of September 30, (in thousands)	257,592	262,805

Special items, pre-tax:

Debt extinguishment costs	$(100)	$-	$-	$-
Merger-related transaction costs	(35)	-	-	-
Total	$(135)	$-	$-	$-

Exhibit 2

CIGNA CORPORATION
RECONCILIATION OF ADJUSTED INCOME (LOSS) FROM OPERATIONS TO SHAREHOLDERS' NET INCOME
(Dollars in millions, except per share amounts)

	Global Supplemental			Group Disability			Corporate
	Benefits			and Life			and Other

Three Months Ended September 30,	3Q15	3Q14	2Q15	3Q15	3Q14	2Q15	3Q15	3Q14	2Q15

Adjusted income (loss) from operations	$62	$86	$77	$84	$55	$106	$(35)	$(53)	$(47)
After-tax adjustments to reconcile to shareholders' net income:
Realized investment gains (losses)	(1)	-	(3)	(6)	2	5	-	2	7
Amortization of other acquired intangible assets	(3)	(3)	(4)	-	-	-	-	-	-
Special items:
Debt extinguishment costs	-	-	-	-	-	-	-	-	(65)
Merger-related transaction costs	-	-	-	-	-	-	(29)	-	-

Shareholders' net income (loss)	$58	$83	$70	$78	$57	$111	$(64)	$(51)	$(105)

Weighted average shares (in thousands)

Special items, pre-tax:

Debt extinguishment costs	$-	$-	$-	$-	$-	$-	$-	$-	(100)
Merger-related transaction costs	-	-	-	-	-	-	(35)	-	-
Total	$-	$-	$-	$-	$-	$-	$(35)	$-	$(100)

	Global Supplemental		Group Disability		Corporate
	Benefits		and Life		and Other

Nine Months Ended September 30,	2015	2014	2015	2014	2015	2014

Adjusted income (loss) from operations	$208	$207	$241	$232	$(133)	$(154)
After-tax adjustments to reconcile to shareholders' net income:
Realized investment gains (losses)	(1)	-	13	15	6	30
Amortization of other acquired intangible assets	(12)	(10)	-	-	-	-
Special items:
Debt extinguishment costs	-	-	-	-	(65)	-
Merger-related transaction costs	-	-	-	-	(29)	-

Shareholders' net income (loss)	$195	$197	$254	$247	$(221)	$(124)

Weighted average shares (in thousands)

Common shares outstanding as of September 30, (in thousands)

Special items, pre-tax:
Debt extinguishment costs	$-	$-	$-	$-	$(100)	$-
Merger-related transaction costs	-	-	-	-	(35)	-
Total	$-	$-	$-	$-	$(135)	$-